Exhibit 16.1

November 7, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington DC 20549 - 7561

RE: Sungame Corporation
Commission File No: 333-158946

We have read the statements that we understand Sungame Corporation will include under Item 4.01 “Matters Related to Accountants and Financial Statements; Changes in Registrant’s Certifying Accountant” of the Current Report on Form 8-K dated November 7, 2014 and are in agreement with such statements as they relate to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
Cutler & Co., LLC